Exhibit 5.1

March 9, 2012

Board of Directors

Universal Technical Institute, Inc.

16220 N. Scottsdale Road, Suite 100

Scottsdale, Arizona 85254

Re:	Universal Technical Institute, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Universal Technical Institute, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 850,000 shares (the “Shares”) of the Company’s common stock, $.0001 par value (the “Common Stock”), which may be issued from time to time in connection with the Company’s 2003 Incentive Compensation Plan (the “Plan”). The Shares are being registered pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

In connection herewith, we have examined the Registration Statement and such other documents, including the Certificate of Incorporation and Bylaws of the Company, each as amended to date, as we have deemed necessary to enable us to express the opinion set forth herein. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

The Shares of Common Stock to be issued by the Company pursuant to the Registration Statement have been duly authorized, and upon issuance and delivery in accordance with the terms of the Plan shall be duly and validly issued and fully paid and non-assessable.

This opinion is limited to applicable corporation laws of the State of Delaware and the federal laws of the United States. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Board of Directors

Universal Technical Institute, Inc.

March 9, 2012

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Squire Sanders (US) LLP